Exhibit 5

                                 April 24, 2000

PacificHealth Laboratories, Inc.
1480 Route 9 North, Suite 204
Woodbridge, NJ 07095

RE:  Registration Statement on Form S-8

Gentlemen/Ladies:

We have acted as counsel to PacificHealth Laboratories, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to an offering of up to 1,500.000 shares of the Company's Common Stock of the par value $.0025 (the "Shares") upon the exercise of options granted under the Company's 1995 Incentive Stock Option Plan (the "Plan")

We are familiar with the Registration Statement and the Plan. We have reviewed the Company's Certificate of Incorporation and By-laws, each as amended to date. We also have examined such public and private corporate documents, certificates, instruments and corporate records, and such questions of law, as we have deemed necessary for the purpose of expressing an opinion on the matters set forth below. In all examinations of documents we have assumed the genuineness of all signatures appearing on such documents, and the genuineness and authenticity of all copies of the original document.

On the basis of the foregoing, we are of the opinion that the Shares, when issued in accordance with the plan as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.


Very truly yours,

ECKERT SEAMANS CHERIN & MELLOTT, LLC


By: /s/ Joseph Chicco
    ----------------------------
    Joseph Chicco